Exhibit 99.2

The unaudited pro forma condensed combined financial information provided below has been prepared in accordance with International Financial Reporting Standards (“IFRS”) as adopted by the European Union (“IFRS EU”) and has been included in the European prospectus related to the listing of the ordinary shares of Coca-Cola European Partners plc (“CCEP” or “Orange”) on exchanges in the European Union in connection with the combination of the businesses of CCE, Coca-Cola Iberian Partners, S.A.U. (“Olive”), and Coca-Cola Erfrischungsgetränke GmbH (“Black”), a wholly owned subsidiary of The Coca-Cola Company (“TCCC”).

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION OF ORANGE

The unaudited pro forma condensed combined statement of net assets as of 31 December 2015, the unaudited pro forma condensed combined income statement for the year ended 31 December 2015 and the related notes thereto set out in this “Unaudited Pro Forma Condensed Combined Financial Information of Orange” (together the “Unaudited Pro Forma Condensed Combined Financial Information”) have been prepared on the basis of the notes set out below to illustrate the effects of (1) the Combination and (2) the Debt Financing resulting from the incurrence of indebtedness by Orange in the amount of €3.2 billion in connection with the financing of the Cash Consideration (the “Debt Financing” and, together with the Combination, the “Transactions”).

The Unaudited Pro Forma Condensed Combined Financial Information has been prepared in accordance with Annex II of the Prospectus Directive Regulation. It is presented in millions of Euros and in a manner consistent with the accounting policies to be adopted by Orange, as outlined in Note 9, when preparing its audited consolidated financial statements for the year ending 31 December 2016. The historical audited consolidated financial information of White and Black is prepared in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”) and presented in U.S. dollars. Historical data of White and Black reflected in the Unaudited Pro Forma Condensed Combined Financial Information, therefore, was derived from the audited consolidated financial statements of White and Black prepared in accordance with U.S. GAAP and has been adjusted to IFRS EU to be adopted by Orange and translated into Euros. Historical data of Olive reflected in the Unaudited Pro Forma Condensed Combined Financial Information was derived from the audited consolidated financial statements of Olive prepared in accordance with IFRS as issued by the International Accounting Standards Board (“IFRS IASB”) and presented in Euros and has been adjusted to IFRS EU to be adopted by Orange. For purposes of the Unaudited Pro Forma Condensed Combined Financial Information, Orange has elected to present a statement of net assets. Orange intends to present a full balance sheet when preparing its audited consolidated financial statements for the year ending 31 December 2016.

The Unaudited Pro Forma Condensed Combined Financial Information does not constitute financial statements within the meaning of section 434 of the Companies Act 2006.

Introduction

The Unaudited Pro Forma Condensed Combined Financial Information has been prepared in order to illustrate the effects of the Transactions on the financial position and results of operations of Orange. On 6 August 2015, Orange, White, Coca-Cola European Partners Holdings US, Inc. (“US HoldCo”) and Orange Merge Co LLC (“MergeCo”) entered into the Merger Agreement and White, Orange, MergeCo, US HoldCo, European Refreshments (“Red 1”), Coca-Cola Gesellschaft mit beschränkter Haftung (“Red 2”) and Vivaqa Beteiligungs GmbH & Co. KG (“Red 3” and, together with Red 1 and Red 2, “Red”) and Olive entered into the Master Agreement. At the Completion, White, Olive Partners, S.A. (“Olive HoldCo”) and Red will combine their NARTD beverage bottling businesses in western Europe by combining White, Olive and Black through the Olive Contribution, the Black Contribution and the Merger. Based on the terms of the Combination, White, Olive and Black will converge under the common control of Orange, a newly incorporated company based in the United Kingdom, which will be listed on the NYSE, the ASE and the Spanish Stock Exchanges and listed and admitted to trading on Euronext London and Euronext Amsterdam, in each case under the symbol “CCE.”

The Unaudited Pro Forma Condensed Combined Financial Information is based on information and assumptions that Orange believes are reasonable, including assumptions regarding the terms of the Combination. The Unaudited Pro Forma Condensed Combined Financial Information has been prepared for illustrative purposes only and because of its nature, addresses a hypothetical situation. It does not intend to represent what Orange’s financial position or results of operations actually would have been if the Transactions had been completed on the dates indicated, nor does it intend to represent, predict or estimate the results of operations for any future period or financial position at any future date. In addition, the Unaudited Pro Forma Condensed Combined Financial Information does not reflect ongoing cost savings that Orange expects to achieve as a result of the Combination or the costs necessary to achieve these cost savings or synergies.

The unaudited pro forma condensed combined statement of net assets as of 31 December 2015 gives effect to the Transactions as if they had occurred on 31 December 2015. The unaudited pro forma condensed combined income statement for the year ended 31 December 2015 is presented as if the Transactions had taken place on 1 January 2015. In particular, as pro forma information is prepared to illustrate retrospectively the effects of transactions that will occur in the future, there are limitations that are inherent to the nature of pro forma information. As such, had the Transactions taken place on the dates assumed above, the actual effects would not necessarily have been the same as those presented in the Unaudited Pro Forma Condensed Combined Financial Information.

The Unaudited Pro Forma Condensed Combined Financial Information excludes the impact of the acquisition of Vifilfell hf. from Cobega for no more than €35 million, which is expected to occur shortly after the Completion but is not expected to have a significant impact on the Combination, the statement of net assets, or the income statement of Orange.

Unaudited Pro Forma Condensed Combined Financial Information

This section presents the unaudited pro forma condensed combined statement of net assets as of 31 December 2015, the unaudited pro forma condensed combined income statement for the year ended 31 December 2015 and the related explanatory notes.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF NET ASSETS OF ORANGE

AS OF 31 DECEMBER 2015

(€ in millions)

	Historical IFRS EU
	White – Reclassified and Adjusted (Note 1)	Olive – Reclassified (Note 2)	Black – Reclassified and Adjusted (Note 3)	Acquisition Accounting (Note 4)		Orange Pro Forma
ASSETS
Non-current:
Intangible assets, net	€3,186	€26	€500	€7,136	(A)	€10,848
Goodwill	81	816	742	1,752	(B)	3,391
Property, plant and equipment, net	1,708	656	1,087	705	(C)	4,156
Non-current derivative assets	22	—	—	—		22
Deferred tax assets	81	90	—	—		171
Other non-current assets	35	4	9	—		48

Total non-current assets	5,113	1,592	2,338	9,593		18,636

Current:
Current derivative assets	19	—	—	—		19
Current tax assets	14	144	16	—		174
Inventories	370	144	169	72	(D)	755
Amounts receivable from TCCC	52	8	35	—		95
Trade accounts receivable, net	1,210	380	374	—		1,964
Cash and cash equivalents	157	214	118	(128)	(E)	361
Assets classified as held for distribution to shareholder	—	107	—	(107)	(F)	—
Other current assets	61	54	41	—		156

Total current assets	1,883	1,051	753	(163)		3,524

Total assets	€6,996	€2,643	€3,091	€9,430		€22,160

LIABILITIES
Non-current:
Borrowings, less current portion	€3,122	€31	€108	€3,054	(G)	€6,315
Employee benefit liabilities	148	—	99	—		247
Non-current provisions	14	12	—	—		26
Non-current derivative liabilities	21	—	—	—		21
Deferred tax liabilities	768	32	47	2,222	(H)	3,069
Other non-current liabilities	52	—	4	5	(I)	61

Total non-current liabilities	4,125	75	258	5,281		9,739

Current:
Current portion of borrowings	418	5	74	(62)	(G)	435
Current provisions	536	—	199	—		735
Current derivative liabilities	46	—	—	—		46
Current tax liabilities	44	32	1	—		77
Amounts payable to TCCC	94	17	73	73	(J)	257
Trade and other payables	866	386	431	20	(K)	1,703
Liabilities classified as held for distribution to shareholder	—	16	—	(16)	(F)	—

Total current liabilities	2,004	456	778	15		3,253

Total liabilities	6,129	531	1,036	5,296		12,992

NET ASSETS	€867	€2,112	€2,055	€4,134		€9,168

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF NET

ASSETS OF ORANGE

NOTE 1 – WHITE’S RECLASSIFIED AND ADJUSTED STATEMENT OF NET ASSETS

The Unaudited Pro Forma Condensed Combined Financial Information includes information of White that was derived from the historical audited consolidated financial statements as of and for the year ended 31 December 2015 prepared in accordance with U.S. GAAP, contained in its Annual Report on Form 10-K for the year ended 31 December 2015, which has been filed by CCE with the SEC. The historical audited consolidated balance sheet has been adjusted to (1) present White’s balance sheet as a statement of net assets, (2) align with the presentation format to be adopted by Orange, (3) reflect White’s historical audited consolidated balance sheet on a basis consistent with the accounting policies to be adopted by Orange under IFRS EU and (4) translate from U.S. Dollars to Euros, which will be the presentation currency of Orange. For the purpose of adjusting White’s financial information from U.S. GAAP to IFRS EU, White has adopted IFRS EU with a transition date of 1 January 2014 (“Transition Date”). The order of the line items in the table below presents White’s historical audited consolidated balance sheet prepared in accordance with U.S. GAAP, which differs from the order of line items of Orange’s unaudited pro forma condensed combined statement of net assets under IFRS EU. The reconciliation is as follows (which is unaudited, in millions):

White’s U.S. GAAP Statement of Net Assets Line Items	As of 31 December 2015 (Audited) USD ($)	Line Item Reclassifications Under Orange’s Presentation(B) USD ($)		IFRS EU Accounting Adjustments and Reclassifications USD ($)		White’s IFRS EU Reclassified and Adjusted Statement of Net Assets USD ($)	White’s IFRS EU Reclassified and Adjusted Statement of Net Assets(A) EUR (€)
ASSETS
Current:
Cash and cash equivalents	$170	$—		$—		$170	€157
Trade accounts receivable, less allowances	1,314	(1,314)		—		—	—
Trade accounts receivable, net	—	1,314		—		1,314	1,210
Amounts receivable from TCCC	56	—		—		56	52
Inventories	336	—		66	(D)	402	370
Other current assets	170	(39)		(65)	(D)(F)(H)	66	61
Current derivative assets	—	23		(2)	(E)	21	19
Current tax assets	—	16		—		16	14

Total current assets	2,046	—		(1)		2,045	1,883
Non-current:
Property, plant and equipment, net	1,920	—		(65)	(G)	1,855	1,708
Franchise license intangible assets, net	3,383	(3,383)		—		—	—
Intangible assets, net	—	3,383		65	(G)	3,461	3,186
		13	(C)

White’s U.S. GAAP Statement of Net Assets Line Items	As of 31 December 2015 (Audited) USD ($)	Line Item Reclassifications Under Orange’s Presentation(B) USD ($)		IFRS EU Accounting Adjustments and Reclassifications USD ($)		White’s IFRS EU Reclassified and Adjusted Statement of Net Assets USD ($)	White’s IFRS EU Reclassified and Adjusted Statement of Net Assets(A) EUR (€)
Goodwill	88	—		—		88	81
Other noncurrent assets	174	(174)		—		—	—
Non-current derivative assets	—	24		—		24	22
Deferred tax assets	—	46		42	(H)(I)	88	81
Other non-current assets	—	104		(53)	(D)(K)	38	35
		(13)	(C)

Total non-current assets	5,565	—		(11)		5,554	5,113

Total assets	$7,611	$—		$(12)		$7,599	€6,996

LIABILITIES
Current:
Accounts payable and accrued expenses	$1,601	$(1,601)		$—		$—	€—
Trade and other payables	—	919		22	(J)(L)	941	866
Current provisions	—	582		—		582	536
Current derivative liabilities	—	52		(2)	(E)	50	46
Current tax liabilities	—	48		—		48	44
Amounts payable to TCCC	102	—		—		102	94
Current portion of debt	454	(454)		—		—	—
Current portion of borrowings	—	454		—		454	418

Total current liabilities	2,157	—		20		2,177	2,004
Non-current:
Debt, less current portion	3,407	(3,407)		—		—	—
Borrowings, less current portion	—	3,407		(16)	(K)	3,391	3,122
Other noncurrent liabilities	236	(180)		—		56	52
Employee benefit liabilities	—	142		19	(L)	161	148
Non-current provisions	—	15		—		15	14
Non-current derivative liabilities	—	23		—		23	21
Noncurrent deferred income tax liabilities	854	(854)		—		—	—
Deferred tax liabilities	—	854		(20)	(H)(I)	834	768

Total non-current liabilities	4,497	—		(17)		4,480	4,125

Total liabilities	6,654	—		3		6,657	6,129

NET ASSETS	$957	$—		$(15)		$942	€867

(A)	Conversion rates – The historical financial information of White has been translated from U.S. Dollars to Euros at the exchange rate at 31 December 2015 of 0.9206.

(B)	Certain line items of White’s historical audited consolidated balance sheet prepared under U.S. GAAP have been reclassified to be presented in conformity with Orange’s financial statement presentation.

The following reclassification was made to align the accounting policies of White to the accounting policies of Orange:

(C)	Customer relationships - Adjustment reflects a reclassification of US$13 million of customer relationships from other non-current assets to intangible assets.

The following adjustments represent the differences between U.S. GAAP and IFRS EU to present White’s historical audited consolidated balance sheet in accordance with IFRS EU:

(D)	Spare parts - Adjustment reflects the reclassification of US$29 million of spare parts from other current assets and US$37 million of spare parts from other non-current assets to inventories as of 31 December 2015.

(E)	Cross-currency swaps - Under U.S. GAAP, interest on cross-currency swap agreements is presented on a gross basis. Under IFRS EU, interest on these instruments is presented on a net basis. This adjustment reduces current derivative assets and liabilities by US$2 million each as of 31 December 2015.

(F)	Prepaid taxes - Adjustment reflects a US$1 million decrease to other current assets to remove certain prepaid taxes that are immediately expensed under IFRS EU as of 31 December 2015.

(G)	Software - Adjustment reflects the reclassification of US$65 million in software from property, plant and equipment, net (“PP&E”) to intangible assets, net as of 31 December 2015.

(H)	Deferred tax assets and liabilities classification - Under U.S. GAAP, deferred tax assets and liabilities must be classified on the balance sheet as current and non-current, consistent with the classification of the related asset or liability. Under IFRS EU, deferred tax assets and liabilities are classified on the balance sheet as non-current. This adjustment reflects the reclassification of US$35 million from other current assets as an increase to deferred tax assets of US$19 million and a decrease to deferred tax liabilities of US$16 million as of 31 December 2015, based on the relevant tax jurisdictions in which White operates. White had no current deferred tax liabilities recorded within its historical U.S. GAAP balance sheet as of 31 December 2015.

(I)	Valuation of deferred taxes - With respect to White’s deferred tax position, under IFRS EU (1) certain of White’s historical U.S. GAAP assets and liabilities are not recognised as a temporary difference; (2) deferred taxes on share-based payment awards are valued based on changes in an award’s intrinsic value rather than its grant date fair value and (3) deferred taxes on defined benefit pension plans are based on different actuarial valuations than U.S. GAAP.

The net impact of these differences results in an increase of US$23 million to deferred tax assets and a decrease of US$4 million to deferred tax liabilities as of 31 December 2015.

(J)	Share-based compensation plans - Under U.S. GAAP, share-based payment awards subject to a net settlement arrangement are classified as equity-settled if the amount withheld does not exceed the minimum statutory withholding. Under IFRS EU, awards with a net settlement arrangement must be bifurcated between equity-settled and cash-settled, with the portion of an award withheld for taxes treated as cash-settled. This adjustment reflects an increase to trade and other payables of US$25 million as of 31 December 2015.

(K)	Debt issuance costs - Under U.S. GAAP, debt issuance costs are presented on the balance sheet on a gross basis separate from the underlying debt instrument; however under IFRS EU these costs are presented on a net basis and reduce the carrying value of the debt instrument. This adjustment reflects a reclassification of US$16 million of debt issuance costs from other non-current assets to borrowings, less current portion as of 31 December 2015.

(L)

Defined benefit pension plans - With respect to defined benefit pension plans, under U.S. GAAP (1) actuarial gains and losses and prior service cost are initially deferred in equity and subsequently recognised as part of net periodic benefit cost; (2) discount rates are calculated using high-quality corporate bond yields; (3) interest cost is determined using the discount rate; (4) expected return on assets is judgmental and estimated based on asset allocation and expected performance over time and (5) contribution taxes are not included in the calculation of the defined benefit obligation. Under IFRS EU, (1) actuarial gains and losses are permanently deferred in equity; (2) discount rates are calculated using government bond yields; (3) net interest cost (including return on assets) is based on market yields of high-quality long-term corporate bonds; (4) prior service costs are immediately recognised in net periodic benefit cost and (5) taxes payable by the plan on contributions are included in the calculation of the defined benefit obligation. Further, White elected as part of its IFRS EU adoption to reset to zero all pension adjustments deferred in reserves at White’s Transition Date as allowed under IFRS 1.

The net impact of these differences resulted in an increase of US$16 million to employee benefit liabilities as of 31 December 2015. Additionally, US$3 million was reclassified from trade and other payables to employee benefit liabilities as of 31 December 2015.

NOTE 2 – OLIVE’S RECLASSIFIED STATEMENT OF NET ASSETS

The Unaudited Pro Forma Condensed Combined Financial Information includes information of Olive that was derived from the historical audited consolidated financial statements as of and for the year ended 31 December 2015 prepared in accordance with IFRS IASB. The historical audited consolidated balance sheet has been adjusted to present Olive’s balance sheet as a statement of net assets and to align with the presentation format and the accounting policies to be adopted by Orange. The reconciliation is as follows (which is unaudited, in millions):

Olive’s IFRS IASB Statement of Net Assets Line Items	As of 31 December 2015 (Audited) EUR (€)	Line Item Reclassifications under Orange’s Presentation(A) EUR (€)	Accounting Policy Alignment Reclassifications EUR (€)		Olive’s IFRS EU Reclassified Statement of Net Assets EUR (€)
ASSETS
Non-current:
Goodwill	€816	€—	€—		€816
Intangible assets	26	—	—		26
Property, plant and equipment	652	2	2	(B)	656
Investment properties	2	(2)	—		—
Non-current investments	4	(4)	—		—
Other non-current assets	—	4	—		4
Deferred tax assets	90	—	—		90

Total non-current assets	1,590	—	2		1,592
Current:
Inventories	144	—	—		144
Trade and other receivables	532	(532)	—		—
Trade accounts receivable, net	—	380	—		380
Current tax assets	—	144	—		144
Amounts receivable from TCCC	—	8	—		8
Cash and cash equivalents	214	—	—		214
Current investments	52	(52)	—		—
Prepayments for current assets	2	(2)	—		—
Assets classified as held for distribution to shareholder	107	—	—		107
Other current assets	—	54	—		54

Total current assets	1,051	—	—		1,051

Total assets	€2,641	€—	€2		€2,643

LIABILITIES
Non-current:
Non-current provisions	€12	€—	€—		€12
Interest-bearing loans and borrowings	31	(31)	—		—
Borrowings, less current portion	—	31	—		31
Deferred tax liabilities	32	—	—		32

Total non-current liabilities	75	—	—		75

Olive’s IFRS IASB Statement of Net Assets Line Items	As of 31 December 2015 (Audited) EUR (€)	Line Item Reclassifications under Orange’s Presentation(A) EUR (€)	Accounting Policy Alignment Reclassifications EUR (€)	Olive’s IFRS EU Reclassified Statement of Net Assets EUR (€)
Current:
Interest-bearing loans and borrowings	5	(5)	—	—
Current portion of borrowings	—	5	—	5
Trade and other payables	434	(48)	—	386
Current tax liabilities	—	32	—	32
Current accruals	1	(1)	—	—
Amounts payable to TCCC	—	17	—	17
Liabilities classified as held for distribution to shareholder	16	—	—	16

Total current liabilities	456	—	—	456

Total liabilities	531	—	—	531

NET ASSETS	€2,110	€—	€2	€2,112

(A)	Olive’s historical audited consolidated balance sheet presented in accordance with IFRS IASB has been adjusted to conform to Orange’s financial statement presentation.

(B)	Accumulated depreciation - Adjustment reflects an increase to PP&E of €2 million as a result of aligning depreciation methods from the declining balance method to the straight-line method for certain items of machinery and equipment.

NOTE 3 – BLACK’S RECLASSIFIED AND ADJUSTED STATEMENT OF NET ASSETS

The Unaudited Pro Forma Condensed Combined Financial Information includes information of Black that was derived from the historical audited consolidated financial statements as of and for the year ended 31 December 2015 prepared in accordance with U.S. GAAP. The historical audited consolidated balance sheet has been adjusted to (1) present Black’s balance sheet as a statement of net assets, (2) align with the presentation format to be adopted by Orange, (3) reflect Black’s historical audited consolidated balance sheet on a basis consistent with the accounting policies to be adopted by Orange under IFRS EU and (4) translate from U.S. Dollars to Euros, which will be the presentation currency of Orange. Black has adopted IFRS EU with a transition date of 1 January 2015. The order of the line items in the table below presents Black’s historical audited consolidated balance sheet prepared in accordance with U.S. GAAP, which differs from the order of line items of Orange’s unaudited pro forma condensed combined statement of net assets under IFRS EU. The reconciliation is as follows (which is unaudited, in millions):

Black’s U.S. GAAP Statement of Net Assets Line Items	As of 31 December 2015 (Audited) USD ($)	Line Item Reclassifications under Orange’s Presentation(B) USD ($)	IFRS EU Accounting Adjustments and Reclassifications USD ($)		Black’s IFRS EU Reclassified and Adjusted Statement of Net Assets USD ($)	Black’s IFRS EU Reclassified and Adjusted Statement of Net Assets(A) EUR (€)
ASSETS
Current:
Cash and cash equivalents	$128	$—	$—		$128	€118
Trade accounts receivable, less allowances	406	(406)	—		—	—
Trade accounts receivable, net	—	406	—		406	374
Amounts receivable from related parties	38	(38)	—		—	—
Amounts receivable from TCCC	—	38	—		38	35
Inventories	158	—	26	(C)	184	169
Prepaid expenses and other assets	97	(97)	—		—	—
Other current assets	—	80	(36)	(D)(H)	44	41
Current tax assets	—	17	—		17	16

Total current assets	827	—	(10)		817	753
Non-current:
Property, plant and equipment, net	1,470	—	(289)	(C)(F)(G)(H)	1,181	1,087
Franchise license intangible assets, net	395	(395)	—		—	—
Definite-lived intangibles	10	(10)	—		—	—
Intangible assets, net	—	405	138	(F)	543	500
Goodwill	806	—	—		806	742
Other assets	20	(20)	—		—	—
Other non-current assets	—	20	(10)	(I)	10	9

Total non-current assets	2,701	—	(161)		2,540	2,338

Total assets	$3,528	$—	$(171)		$3,357	€3,091

Black’s U.S. GAAP Statement of Net Assets Line Items	As of 31 December 2015 (Audited) USD ($)	Line Item Reclassifications under Orange’s Presentation(B) USD ($)	IFRS EU Accounting Adjustments and Reclassifications USD ($)		Black’s IFRS EU Reclassified and Adjusted Statement of Net Assets USD ($)	Black’s IFRS EU Reclassified and Adjusted Statement of Net Assets(A) EUR (€)
LIABILITIES
Current:
Accounts payable and accrued expenses	$687	$(687)	$—		$—	€—
Trade and other payables	—	470	(1)	(D)	469	431
Current provisions	—	216	—		216	199
Current tax liabilities	—	1	—		1	1
Amounts payable to related parties	79	(79)	—		—	—
Amounts payable to TCCC	—	79	—		79	73
Loans payable to related parties	67	(67)	—		—	—
Capital lease obligations	13	(13)	—		—	—
Current portion of borrowings	—	80	—		80	74

Total current liabilities	846	—	(1)		845	778
Loans payable to related parties	87	(87)	—		—	—
Capital lease obligations	39	(39)	—		—	—
Borrowings, less current portion	—	126	(9)	(J)	117	108
Other liabilities	112	(112)	—		—	—
Employee benefit plans	—	108	—		108	99
Other non-current liabilities	—	4	—		4	4
Deferred income taxes	167	(167)	—		—	—
Deferred tax liabilities	—	167	(116)	(D)(E)	51	47

Total non-current liabilities	405	—	(125)		280	258

Total liabilities	1,251	—	(126)		1,125	1,036

NET ASSETS	$2,277	$—	$(45)		$2,232	€2,055

(A)	Conversion rates - The historical financial information of Black has been translated from U.S. Dollars to Euros at the exchange rate at 31 December 2015 of 0.9206.

(B)	Certain line items of Black’s historical audited consolidated balance sheet prepared under U.S. GAAP have been reclassified to be presented in conformity with Orange’s financial statement presentation.

The following adjustments represent the differences between U.S. GAAP and IFRS EU to present Black’s historical audited consolidated balance sheet in accordance with IFRS EU:

(C)	Spare parts - Adjustment reflects the reclassification of spare parts of US$26 million from PP&E to inventories as of 31 December 2015.

(D)

Deferred tax assets and liabilities classification - Under U.S. GAAP, deferred tax assets and liabilities must be classified on the balance sheet as current and noncurrent, consistent with the classification of the related asset or liability. Under IFRS EU, deferred tax assets and liabilities are classified on the balance sheet as noncurrent. This adjustment reflects (1) a reclassification of US$12 million from other current assets to deferred tax liabilities and (2) a reclassification of US$1 million from trade and other payables to deferred tax liabilities as of 31 December 2015, based on the relevant tax jurisdictions in which Black operates.

(E)	Valuation of deferred taxes - With respect to Black’s deferred tax position, under IFRS EU (1) certain of Black’s historical U.S. GAAP loss carryforwards and valuation allowances are not recognised; (2) deferred taxes on PP&E are based on different capitalised amounts and (3) deferred taxes on defined benefit pension plans are based on different actuarial valuations than U.S. GAAP. The net impact of these differences results in a decrease to deferred tax liabilities of US$105 million.

(F)	Software - Adjustment reflects the reclassification of US$138 million in software from PP&E to intangible assets, net as of 31 December 2015.

(G)	Immediate expensing of merchandising assets - Under U.S. GAAP, point of sale merchandising assets provided to vendors in connection with marketing agreements and supply contracts are capitalised within PP&E and depreciated over their useful lives. Under IFRS EU, such assets are immediately recognised within the income statement upon transfer of the assets. This reduction to PP&E of US$6 million reflects the cumulative impact to PP&E to write off assets capitalised under U.S. GAAP as of 31 December 2015.

(H)	Incremental depreciation - Certain of Black’s bottle and case assets included within other current assets meet the definition of PP&E under IFRS EU, resulting in a decrease to other current assets of US$24 million and a reduction to PP&E of US$112 million. Further, additional indirect assets used in the production process are subject to depreciation under IFRS EU, resulting in a reduction to PP&E of US$7 million as of 31 December 2015.

(I)	Defined benefit pension plans - Under IFRS EU, there are limits on the amount of defined benefit pension plan assets recognised in the balance sheet; there are no such limits under U.S. GAAP. Based on this asset ceiling, this adjustment reflects the removal of Black’s overfunded positions in its defined benefit pension plans, resulting in decreases to other non-current assets of US$10 million as of 31 December 2015.

(J)	Non-interest bearing loan - Under IFRS EU, Black’s non-interest bearing loan from a wholly owned subsidiary of TCCC is to be recorded at fair value and amortised using the effective interest method. No amortisation is recorded under U.S. GAAP. As a result, the adjustment reflects a decrease to borrowings, less current portion of US$9 million as of 31 December 2015.

NOTE 4 – ACQUISITION ACCOUNTING – STATEMENT OF NET ASSETS

The Combination is reflected in the Unaudited Pro Forma Condensed Combined Financial Information as being accounted for under the acquisition method in accordance with IFRS 3, “Business Combinations,” with White treated as the accounting acquirer. In the unaudited pro forma condensed combined statement of net assets, the consideration was allocated between the assets acquired and liabilities assumed of Olive and Black based on a preliminary estimate of their fair value. These preliminary estimates are based on key assumptions related to the Combination and have been developed using publicly disclosed information for other mergers or acquisitions in the industry, White’s historical experience, data available in the public domain and White’s due diligence review of the businesses of Olive and Black. The difference between the amount paid and the fair value of the assets and liabilities of Olive and Black will be recorded as goodwill. A preliminary allocation of the consideration to the assets acquired and liabilities assumed has been made for the purposes of the Unaudited Pro Forma Condensed Combined Financial Information. The final valuation to be carried out by Orange could result in significant differences between those used for the preliminary estimate of fair values included in the Unaudited Pro Forma Condensed Combined Financial Information and the final results. Certain executive officers of White are eligible to receive severance benefits pursuant to his or her employment agreement or a severance plan if the executive’s employment is involuntarily terminated without cause or, within two years of a change of control of White, the executive voluntarily terminates his or her employment for good reason. The impact of any such severance will be recognised by Orange as a post-combination expense.

Determination of the consideration for purposes of the Unaudited Pro Forma Condensed Combined Financial Information

At the effective time of the Combination, each share of White Common Stock issued and outstanding immediately prior to the Combination will be cancelled and converted into the right to receive (1) US$14.50 in cash, without interest and (2) one Orange share. At the Completion, on a fully-diluted basis, White Shareholders will receive approximately 48% of the Orange Shares, Olive HoldCo will receive approximately 34% of the Orange Shares and Red will receive approximately 18% of the Orange Shares. These allocations may be adjusted to (1) increase the percentage ownership of Olive HoldCo and Red to account for the exercise and perfection of any appraisal rights by White Shareholders and (2) decrease or increase White Shareholders, Olive HoldCo, or Red’s ownership percentage, if required, as a result of the net financial position of each of White, Olive and Black. Based upon the most recent financial information available for each of White, Olive and Black, no adjustment to the equity allocation percentages is expected as a result of the net financial position computation, and therefore, the Unaudited Pro Forma Condensed Combined Financial Information does not reflect any related adjustments.

For purposes of the Unaudited Pro Forma Condensed Combined Financial Information, the preliminary estimate of the total consideration transferred is based on (1) the outstanding shares of White Common Stock on 31 December 2015, (2) the closing price of White Common Stock of €45.19 (US$50.70 converted to Euros at an exchange rate of 0.8914) on 20 May 2016 (the latest practicable date used for preparation of the Unaudited Pro Forma Condensed Combined Financial Information, herein referred to as the “Valuation Date”) and (3) the number of Orange Shares to be issued to Olive HoldCo and Red based on the allocations of 34% and 18% respectively. Using the assumptions above, the total consideration would be approximately €11.4 billion. Changes in the price of White Common Stock and foreign currency rates could result in material differences in the consideration amount and therefore impact the related accounting for the Combination. The amount of total consideration presented in the Unaudited Pro Forma Condensed Combined Financial Information is not necessarily indicative of the actual consideration that will be transferred in the Combination to Olive HoldCo and Red.

Based on the above information, the consideration for the purposes of the Unaudited Pro Forma Condensed Combined Financial Information is determined as follows (in millions, except per share data):

	Olive HoldCo	Red	Total
Orange Shares issued (rounded)	166	88	254
White Common Stock price as of the Valuation Date	€45.19	€45.19	€45.19

Total estimated consideration transferred	€7,484	€3,962	€11,446

The following is a summary of the preliminary estimated fair values of the net assets acquired (in millions):

	Olive	Black	Total
Intangible assets, net	€5,276	€2,386	€7,662
Goodwill	2,343	967	3,310
Property, plant and equipment	1,000	1,448	2,448
Deferred tax assets	90	—	90
Other non-current assets	4	9	13
Current tax assets	144	16	160
Inventories	195	190	385
Amounts receivable from TCCC	8	35	43
Trade accounts receivable, net	380	374	754
Cash and cash equivalents	114	118	232
Other current assets	54	41	95

Total assets acquired	9,608	5,584	15,192
Borrowings, less current portion	(31)	(36)	(67)
Employee benefit liabilities	—	(99)	(99)
Non-current provisions	(12)	—	(12)
Deferred tax liabilities	(1,641)	(694)	(2,335)
Other non-current liabilities	—	(4)	(4)
Current portion of borrowings	(5)	(12)	(17)
Current provisions	—	(199)	(199)
Current tax liabilities	(32)	(1)	(33)
Amounts payable to TCCC	(17)	(146)	(163)
Trade and other payables	(386)	(431)	(817)

Total liabilities assumed	(2,124)	(1,622)	(3,746)

Total estimated consideration transferred	€7,484	€3,962	€11,446

The preliminary allocation has been made based on limited access to information. Orange will not have sufficient information to make final allocations until after the Completion.

The final determination of the accounting for the Combination is anticipated to be completed as soon as practicable after the Completion. Orange anticipates that the valuations of the assets acquired and liabilities assumed in the Combination will include, but not be limited to, inventory, PP&E and intangible assets. The valuations will consist of physical appraisals, discounted cash flow analyses or other appropriate valuation techniques to determine the fair value of the assets acquired and liabilities assumed.

The final consideration and amounts allocated to assets acquired and liabilities assumed in the Combination could differ materially from the preliminary amounts presented in the Unaudited Pro Forma Condensed Combined Financial Information. A decrease in the fair value of assets acquired or an increase in the fair value of liabilities assumed in the Combination from those preliminary valuations presented in the Unaudited Pro Forma Condensed Combined Financial Information would result in a euro-for-euro increase in the amount of goodwill that will result from the Combination. In addition, if the value of the assets acquired is higher than the preliminary indication, it may result in higher amortisation and depreciation expense than is presented in the Unaudited Pro Forma Condensed Combined Financial Information.

The acquisition accounting adjustments included in the unaudited pro forma condensed combined statement of net assets related to the Transactions are as follows:

(A)	Intangible assets – Adjustment reflects the preliminary fair value related to identifiable intangible assets acquired in the Combination as follows (in millions):

	Olive	Black	Total
Total estimated preliminary fair value of intangible assets	€5,276	€2,386	€7,662
Less: Book value of intangible assets, net	(26)	(500)	(526)

Pro forma adjustment to intangible assets	€5,250	€1,886	€7,136

The preliminary estimates of the intangible assets acquired are based on key assumptions and have been developed using publicly disclosed information for other acquisitions in the industry, White’s historical experience, data that were available in the public domain and White’s due diligence review of the businesses of Olive and Black. These estimates will be finalised following Completion and additional values, if any, assigned to customer relationships or other identifiable intangible assets acquired of Olive and Black will be quantified.

The franchise intangible assets were valued using an income approach (discounted cash flow analysis) assuming a 99 percent probability of renewal and a discount rate equal to the implied internal rate of return for the Combination plus 50 basis points. While the agreements related to franchise intangible assets contain no automatic right of renewal, Orange believes that the interdependent relationship with TCCC and the substantial cost and disruption to TCCC that would be caused by non-renewals ensure that these agreements will continue to be renewed and, therefore, are essentially perpetual. After evaluating the contractual provisions of the bottling agreements, the mutually beneficial relationship with TCCC and history of renewals, Orange has assigned indefinite lives to all such franchise intangible assets.

Until Completion, White, Olive and Black are limited in their ability to share competitively sensitive information with each other; therefore, for purposes of the Unaudited Pro Forma Condensed Combined Financial Information it is assumed that the book value of Black’s customer relationships, software and other definite-lived intangible assets of €136 million approximates fair value, and the book value of Olive’s software of €26 million approximates fair value. As of 31 December 2015, Olive did not have any customer relationships recorded in its historical audited consolidated balance sheet. The estimated fair value of customer relationships, software and other definite-lived intangible assets is expected to be amortised on a straight-line basis over the estimated useful lives; the estimated useful lives reflect the periods over which the assets are expected to provide material economic benefit.

(B)	Goodwill – Adjustment reflects the preliminary adjustment to goodwill as a result of the Combination. Goodwill represents the excess of the consideration transferred over the preliminary fair value of the assets acquired and liabilities assumed. The goodwill is attributable to the expected synergies of the combined business operations, new growth opportunities and workforce. The goodwill is not expected to be deductible for tax purposes. The preliminary pro forma adjustment to goodwill is calculated as follows (in millions):

	Olive	Black	Total
Total estimated consideration transferred	€7,484	€3,962	€11,446
Less: Fair value of net assets to be acquired	(5,141)	(2,995)	(8,136)

Total estimated goodwill	2,343	967	3,310
Less: Book value of existing goodwill	(816)	(742)	(1,558)

Pro forma adjustment to goodwill	€1,527	€225	€1,752

(C)	PP&E – Adjustment reflects the preliminary fair value of PP&E acquired in the Combination as follows (in millions):

	Olive	Black	Total
Total estimated preliminary fair value of PP&E	€1,000	€1,448	€2,448
Less: Book value of PP&E	(656)	(1,087)	(1,743)

Pro forma adjustment to PP&E	€344	€361	€705

(D)	Inventories – Adjustment reflects the preliminary estimated fair value adjustment of €72 million (€51 million for Olive and €21 million for Black) to inventory acquired in the Combination. As the raw materials inventory was assumed to be at market value, the preliminary adjustment is related to work-in-process and finished goods inventory. The preliminary fair value for work-in-process inventory considered costs to complete inventory and estimated profit on these costs. The preliminary fair value for finished goods inventory was based on an analysis of estimated future selling prices, costs of selling effort and profit on selling effort.

(E)	Cash and cash equivalents – Adjustment reflects the preliminary net adjustment to cash and cash equivalents in connection with the Transactions (in millions):

Proceeds from the new Orange Debt Financing(1)	€3,200
Cash Consideration paid to White Shareholders(2)	(3,035)
Payment of Transaction-related expenses(3)	(193)
Dividend payment to Olive shareholder(4)	(100)

Pro forma adjustment to cash and cash equivalents	€(128)

(1)	Increase in cash resulting from the Debt Financing by Orange of an estimated €3.2 billion;
(2)	Decrease in cash related to the cash payment of US$14.50 per share to White Shareholders based on 227 million outstanding shares of White Common Stock as of 31 December 2015;
(3)	Decrease in cash related to the estimated Transaction-related expenses of €193 million, consisting of financing fees of €74 million, which will be capitalised, and advisory costs of €119 million expected to be expensed as incurred and
(4)	Decrease in cash resulting from the dividend payment of €100 million to the Olive Shareholder on 29 April 2016 in connection with certain conditions being met in accordance with the Master Agreement. However, the Unaudited Pro Forma Condensed Combined Financial Information excludes the impact of the payment of €63 million of dividends declared to White Shareholders subsequent to 31 December 2015 as the payment is not directly attributable to the Transaction.

(F)	Assets and liabilities classified as held for distribution to shareholder – Adjustment reflects the removal of €107 million of certain non-core assets and €16 million of liabilities related to the non-core assets owned by Olive’s subsidiaries that will not be contributed as part of the Combination per the Olive Framework Agreement. The results of operations associated with the non-core assets that will be kept by Olive HoldCo were not adjusted in the unaudited pro forma condensed combined income statement because the impact is not significant.

(G)	Borrowings – Adjustment reflects the preliminary net adjustment to borrowings in connection with the Transactions (in millions):

	Non-current	Current
Proceeds from new Orange Debt Financing(1)	€3,200	€—
Less: Financing fees(2)	(74)	—
Less: Repayment of a portion of Black’s borrowings(3)	—	(61)
Less: Reclassification of borrowings to amounts payable to TCCC(4)	(72)	(1)

Pro forma adjustment to borrowings	€3,054	€(62)

(1)	As described in the Introduction, Orange will finance the Cash Consideration using a combination of cash on hand and the Debt Financing. The total amount of funds to be financed and used in the transaction is approximately €3.2 billion, consisting of a term loan for €1.0 billion and a eurobond offering for €2.2 billion, which together will have a weighted average interest rate of 1.0%. Refer to Note 8(D) for additional information regarding pro forma finance costs.
(2)	The estimate of financing fees of €74 million related to the Debt Financing of €3.2 billion is capitalised on the unaudited pro forma condensed combined statement of net assets and amortised over the life of the underlying borrowing. For purposes of this Unaudited Pro Forma Condensed Combined Financial Information, Orange has assumed that financing fees will approximate 2.3% of the total proceeds from the Debt Financing. The estimate of financing fees is preliminary and could materially change based on the finalisation of these fees.
(3)	A portion of Black’s existing borrowings will be repaid through a capital contribution from TCCC prior to the Completion, resulting in a reduction of €61 million to current portion of borrowings.
(4)	Orange will assume Black’s remaining debt obligation to a wholly-owned subsidiary of TCCC of €73 million (of which €72 million is non-current and €1 million is current). This amount is expected to be paid as soon as practicable following the Completion; therefore, these amounts are reclassified to amounts payable to TCCC within the unaudited pro forma condensed combined statement of net assets. Orange will also assume Black’s capital lease obligations of €48 million (of which €36 million is non-current and €12 million is current and Olive’s capital lease obligations and other financial liabilities of €36 million (of which €31 million is non-current and €5 million is current).

After giving effect to the Debt Financing and the repayment and reclassification of Black’s existing borrowings, Orange’s total pro forma indebtedness is €6.8 billion and is comprised of the following (in millions):

	Non-current	Current	Total
Proceeds from new Orange Debt Financing	€3,200	€—	€3,200
Existing White indebtedness	3,122	418	3,540
Existing Olive indebtedness	31	5	36
Existing Black indebtedness	108	74	182
Less: Repayment of existing Black indebtedness (excluding capital lease obligations assumed by Orange)	—	(61)	(61)
Less: Reclassification of outstanding Black indebtedness to amounts payable to TCCC	(72)	(1)	(73)
Less: Financing fees capitalised	(74)	—	(74)

Total pro forma indebtedness of Orange	€6,315	€435	€6,750

(H)	Deferred tax liabilities – Deferred tax has been estimated based on a tax rate of 28.5%, which approximates a blended statutory tax rate, based on revenue mix, for the tax jurisdictions where the assets acquired and liabilities assumed reside. The effective tax rate of Orange could be materially different from the rate presented in this Unaudited Pro Forma Condensed Combined Financial Information. This adjustment reflects the deferred income tax effects of the preliminary pro forma adjustments made to the unaudited pro forma condensed combined balance sheet, primarily as indicated in the table below (in millions):

	Adjustment to asset acquired	Deferred tax liability
Estimated fair value adjustment to:
Olive
Intangible assets	€5,250	€1,496
PP&E	344	98
Inventory	51	15
Black
Intangible assets	1,886	538
PP&E	361	103
Inventory	21	6
Estimated tax impact of fees and expenses incurred in connection with the Combination		(34)

Deferred tax liabilities related to estimated fair value adjustments		€2,222

(I)	Other non-current liabilities – Adjustment of €5 million reflects the non-current portion of the US$14.50 per share for 1.4 million White Stock Units expected to vest beyond one year.

Each White Stock Unit that is outstanding immediately prior to the effective time of the Merger will be replaced with one Orange Stock Unit and a credit of US$14.50 for each such unit to the account of the holders. All such Orange Stock Units, including the applicable cash credit, will be subject to terms, vesting conditions and other conditions that are the same as were applicable to the White Stock Units immediately prior to the effective time of the Merger, including, with respect to the underlying Orange Shares, an entitlement to the same value of cash dividend equivalents, whether accrued prior to or after the effective time of the Merger. The conversions of White Options and White Stock Units are not expected to result in incremental value to the share/option holders.

(J)	Amounts payable to TCCC – Adjustment reflects the reclassification of Black’s remaining debt obligation assumed by Orange of €73 million from borrowings, less current portion of €72 million and current portion of borrowings of €1 million to amounts payable to TCCC as described in Note 4(G) above. The total balance is expected to be paid as soon as practicable following the Completion.

(K)	Trade and other payables – Adjustment reflects the €20 million credit of US$14.50 per share for 1.6 million White Stock Units that are expected to vest within one year as described in Note 4(I).

UNAUDITED PRO FORMA CONDENSED COMBINED INCOME STATEMENT OF ORANGE FOR

THE YEAR ENDED 31 DECEMBER 2015

(€ in millions)

	Historical IFRS EU
	White – Reclassified and Adjusted (Note 5)	Olive – Reclassified (Note 6)	Black – Reclassified and Adjusted (Note 7)	Acquisition Accounting (Note 8)		Orange Pro Forma
Net sales	€6,315	€2,480	€2,181	€—		€10,976
Cost of sales	4,005	1,405	1,253	55	(A)(B)	6,718

Gross profit	2,310	1,075	928	(55)		4,258

Selling and distribution expenses	919	686	540	(17)	(A)	2,128
General and administrative expenses	631	120	509	112	(A)(C)	1,372

Operating profit (loss)	760	269	(121)	(150)		758

Finance income	(24)	(3)	—	—		(27)
Finance costs	133	2	7	46	(D)	188

Total finance costs (income), net	109	(1)	7	46		161
Other nonoperating expense	4	3	3	—		10

Profit (loss) before income taxes	647	267	(131)	(196)		587
Income tax expense (benefit)	132	77	(4)	(56)	(E)	149

Profit (loss) for the year	€515	€190	€(127)	€(140)		€438

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED INCOME STATEMENT OF

ORANGE

NOTE 5 – WHITE’S RECLASSIFIED AND ADJUSTED INCOME STATEMENT

The historical audited consolidated income statement of White has been adjusted to (1) align with the presentation format to be adopted by Orange, (2) reflect White’s historical audited consolidated income statement on a basis consistent with the accounting policies to be adopted by Orange under IFRS EU and (3) translate from U.S. Dollars to Euros, which will be the presentation currency of Orange. The order of the line items in the table below presents White’s historical audited consolidated income statement prepared in accordance with U.S. GAAP, which differs from the order of line items of Orange’s unaudited pro forma condensed combined income statement under IFRS EU. The reconciliation is as follows (which is unaudited, in millions):

White’s U.S. GAAP Income Statement Line Items	For the year ended 31 December 2015 (Audited) USD ($)	Line Item Reclassifications Under Orange’s Presentation(B) USD ($)	IFRS EU Accounting Adjustments and Reclassifications USD ($)		White’s IFRS EU Reclassified and Adjusted Income Statement USD ($)	White’s IFRS EU Reclassified and Adjusted Income Statement(A) EUR (€)
Net sales	$7,011	$—	$—		$7,011	€6,315
Cost of sales	4,441	—	6	(C)	4,447	4,005

Gross profit	2,570	—	(6)		2,564	2,310
Selling, delivery and administrative expenses	1,704	(1,704)	—		—	—
Selling and distribution expenses	—	1,015	5	(C)	1,020	919
General and administrative expenses	—	689	12	(C)(E)	701	631

Operating income	866	(866)	—		—	—

Operating profit	—	866	(23)		843	760
Interest expense, net	118	(118)	—		—	—
Finance income	—	(25)	(2)	(C)	(27)	(24)
Finance costs	—	143	5	(C)(D)	148	133
Other nonoperating expense	(4)	—	—		4	4

Income before income taxes	744	(744)	—		—	—

Profit before income tax	—	744	(26)		718	647
Income tax expense	148	—	(1)	(F)	147	132

Net income	596	(596)	—		—	—

Profit for the year	$—	$596	$(25)		$571	€515

(A)	Conversion rates – The historical financial information of White has been translated from U.S. Dollars to Euros at the average exchange rate for the year ended 31 December 2015 of 0.9007.

(B)	Certain line items of White’s historical audited consolidated income statement prepared under U.S. GAAP have been reclassified to be presented in conformity with Orange’s financial statement presentation.

The following adjustments represent the differences identified between U.S. GAAP and IFRS EU to present White’s historical audited consolidated income statement in accordance with IFRS EU:

(C)	Defined benefit pension plans - As noted in Note 1(L), IFRS EU differs from U.S. GAAP with respect to the recognition of actuarial gains and losses and prior service costs, the calculation of the discount rate for the defined benefit obligation, the calculation of net interest cost and the recognition of contribution taxes. Additionally, Orange has elected to present interest costs on defined benefit plans within finance costs/finance income as allowable under IFRS EU. The impact of these differences to White’s reclassified and adjusted income statement for the year ended 31 December 2015 was an increase to cost of sales of US$6 million, an increase to selling and distribution expenses of US$5 million, an increase to general and administrative expense of US$9 million, an increase to finance income of US$2 million and an increase to finance costs of US$2 million.

(D)	Options designated as hedging instruments - Increase of US$3 million to finance costs reflects the impact of separating the intrinsic value and time value of options designated as hedging instruments for the year ended 31 December 2015.

(E)	Share-based compensation plans - Adjustment reflects the additional compensation cost of US$3 million as a result of separating the share-based payment awards between equity- and cash-settled components under IFRS EU for the year ended 31 December 2015.

(F)	Income tax expense - The total changes in White’s tax position from the adjustments between U.S. GAAP and IFRS EU resulted in a decrease to income tax expense of US$1 million.

NOTE 6 – OLIVE’S RECLASSIFIED INCOME STATEMENT

The historical audited consolidated income statement of Olive has been adjusted to align with the presentation format and the accounting policies to be adopted by Orange. The reconciliation is as follows (which is unaudited, in millions):

Olive’s IFRS IASB Income Statement Line Items	For the year ended 31 December 2015 (Audited) EUR (€)	Line Item Reclassifications under Orange’s Presentation(A) EUR (€)		Accounting Policy Alignment Reclassifications EUR (€)		Olive’s IFRS EU Reclassified Income Statement EUR (€)
Revenue	€2,920	€(2,920)		€—		€—
Net sales	—	2,920		(440)	(C)	2,480
Changes in inventories of finished goods and work in progress	(14)	14		—		—
Own work capitalised	3	(3)		—		—
Supplies	(1,186)	1,186		—		—
Cost of sales	—	1,455	(B)	(50)	(C)(D)(E)	1,405

Gross profit	—	1,465		(390)		1,075
Other operating income	30	(30)		—		—
Personnel expenses	(336)	336		—		—
Other operating expenses	(1,041)	1,041		—		—
Amortisation and depreciation	(93)	93		—		—
Non-financial and other capital grants	3	(3)		—		—
Impairment and gains/(losses) on disposal of property, plant and equipment	(14)	14		—		—
Other income and expenses	(5)	5		—		—
Selling and distribution expenses	—	1,078	(B)	(392)	(C)(E)(F)	686
General and administrative expenses	—	120	(B)	—		120

Results from operating activities	267	(267)		—		—

Operating profit	—	267		2		269
Finance income	3	—		—		(3)
Finance expenses	(2)	2		—		—
Finance costs	—	(2)		—		2
Other non-operating expense	—	—		3	(F)	3

Profit before tax	268	—		(1)		267
Income tax expense/(income)	(77)	—		—		77

Net profit	191	(191)		—		—

Profit for the year	€—	€191		€(1)		€190

(A)	Olive’s historical audited consolidated income statement presented in accordance with IFRS IASB has been adjusted to conform to Orange’s financial statement presentation.

(B)	Adjustments reflect the reclassification of income statement line items presented in Olive’s historical audited consolidated financial statements by nature to align to Orange’s income statement presentation by function. The adjustments to reclassify various income statement line items to cost of sales, selling and distribution expense and general and administrative expense to align with Orange’s income statement presentation were determined by identifying the function of the expense included in the historical audited consolidated income statement of Olive by nature. The reclassifications are as follows (in millions):

For the year ended 31 December 2015	Total Olive Historical IFRS (as reported)	Reclassified to:
		Cost of sales	Selling and distribution expense	General and administrative expense
Changes in inventories of finished goods and work in progress	€(14)	€14	€—	€—
Own work capitalised	3	—	—	(3)
Supplies	(1,186)	1,173	13	—
Other operating income	30	—	(27)	(3)
Personnel expenses	(336)	97	204	35
Other operating expenses	(1,041)	106	857	78
Amortization and depreciation	(93)	65	15	13
Non-financial and other capital grants	3	—	(3)	—
Impairment and gains/(losses) on disposal of property, plant and equipment	(14)	—	14	—
Other income and expenses	(5)	—	5	—

Total	€(2,653)	€1,455	€1,078	€120

(C)	Customer Marketing Programs Reclassification - Olive historically presents certain consideration given to customers as costs incurred. As described within Note 9, the costs of such programs are included as a reduction in net sales under Orange accounting policies. The accounting policy alignment adjustment reflects the reclassification of €29 million of cost of sales and €411 million of selling and distribution expense to net sales for a total reduction of €440 million.

(D)	Depreciation expense - Adjustment reflects an increase to cost of sales of €1 million for the year ended 31 December 2015 as a result of aligning depreciation methods from the declining balance to the straight-line method for certain items of machinery and equipment.

(E)	Reimbursements from TCCC - Olive historically presents certain marketing reimbursements received from TCCC as other operating income. As described within Note 9, payments from TCCC for such services are included as a reduction to cost of sales. The accounting policy alignment adjustment reflects the reclassification of €22 million related to the marketing reimbursements received from TCCC from selling and distribution expense to cost of sales for the year ended 31 December 2015.

(F)	Other non-operating expense (income) - Adjustment reflects the reclassification of €3 million of non-financial capital grants and other income and expenses from selling and distribution expense to other non-operating expense (income) for the year ended 31 December 2015.

NOTE 7 – BLACK’S RECLASSIFIED AND ADJUSTED INCOME STATEMENT

The historical audited consolidated income statement of Black has been adjusted to (1) align with the presentation format to be adopted by Orange, (2) reflect Black’s historical audited consolidated income statement on a basis consistent with the accounting policies to be adopted by Orange under IFRS EU and (3) translate from U.S. Dollars to Euros, which will be the presentation currency of Orange. The order of the line items in the table below presents Black’s historical audited consolidated income statement prepared in accordance with U.S. GAAP, which differs from the order of line items of Orange’s unaudited pro forma condensed combined income statement under IFRS EU. The reconciliation is as follows (which is unaudited, in millions):

Black’s U.S. GAAP Income Statement Line Items	For the year ended 31 December 2015 (Audited) USD ($)	Line Item Reclassifications Under Orange’s Presentation(B) USD ($)	IFRS EU Accounting Adjustments and Reclassifications USD ($)		Black’s IFRS EU Reclassified and Adjusted Income Statement USD ($)	Black’s IFRS EU Reclassified and Adjusted Income Statement(A) EUR (€)
Net operating revenues	$2,421	$(2,421)	$—		$—	€—
Net sales	—	2,421	—		2,421	2,181
Cost of goods sold	1,396	(1,396)	—		—	—
Cost of sales	—	1,396	(5)	(C)	1,391	1,253

Gross profit	1,025	—	5		1,030	928
Selling, general and administrative expenses	1,161	(1,161)	—		—	—
Selling and distribution expenses	—	599	1	(C)	600	540
General and administrative expenses	—	562	3	(D)(E)	565	509

Operating income (loss)	(136)	136	—		—	—

Operating profit (loss)	—	(136)	1		(135)	(121)
Interest expense	3	(3)	—		—	—
Finance costs	—	3	5	(F)	8	7
Other income (loss) – net	(3)	3	—		—	—
Other nonoperating expense	—	3	—		3	3

Income (loss) before income taxes	(142)	142	—		—	—

Profit (loss) before income tax	—	(142)	(4)		(146)	(131)
Income tax expense (benefit)	(3)	—	(1)	(G)	(4)	(4)

Consolidated net income (loss)	(139)	139	—		—	—

Profit (loss) for the year	$—	$(139)	$(3)		$(142)	€(127)

(A)	Conversion rates – The historical financial information of Black has been translated from U.S. Dollars to Euros at the average exchange rate for the year ended 31 December 2015 of 0.9007.

(B)	Certain line items of Black’s historical audited consolidated income statement prepared under U.S. GAAP have been reclassified to be presented in conformity with Orange’s financial statement presentation.

The following adjustments represent the differences identified between U.S. GAAP and IFRS EU to present Black’s historical audited consolidated income statement under IFRS EU:

(C)	Depreciation expense - Adjustment reflects a decrease to cost of sales of US$5 million and an increase to selling and delivery expenses of US$1 million based on adjustments to Black’s PP&E as described in Note 3 above.

(D)	Pensions - Adjustment reflects an increase to general and administrative expense of US$4 million related to additional net periodic benefit cost as a result of the defined benefit pension plan asset ceiling for the year ended 31 December 2015.

(E)	Provisions - Adjustment reflects a decrease to general and administrative expense of US$1 million related to a higher interest rate used to discount expected future payments of provisions under IFRS EU as of 31 December 2015.

(F)	Non-interest bearing loan - Adjustment reflects an increase to finance costs of US$5 million resulting from the application of the effective interest rate method on Black’s non-interest bearing loan from a wholly owned subsidiary of TCCC.

(G)	Deferred tax benefit - Adjustment reflects a decrease of US$1 million to income tax expense resulting from the limitations to valuation allowances and certain loss carry forwards under IFRS EU.

NOTE 8 – ACQUISITION ACCOUNTING – INCOME STATEMENT

The acquisition accounting adjustments included in the unaudited pro forma condensed combined income statement related to the Transactions are as follows:

(A)	Fair value adjustment to PP&E – The preliminary fair value of PP&E acquired in the Combination results in a decrease to depreciation expense. The depreciation expense has been estimated based upon the nature of activities associated with the PP&E acquired, and the pro forma adjustment to depreciation expense is as follows (in millions, except useful life data):

	Estimated weighted average useful life (years)	Preliminary fair value	Depreciation expense for the year ended 31 December 2015
PP&E	16-18	€2,448	€151
Less: Olive historical depreciation expense			(85)
Less: Black historical depreciation expense			(107)

Pro forma adjustment to depreciation expense			€(41)

The total change in depreciation expense is allocated to the relevant income statement line items and is based on White’s historical depreciation classification under IFRS EU, resulting in decreases to cost of sales, selling and distribution expenses and general and administrative expenses of €17 million, €17 million and €7 million, respectively, for the year ended 31 December 2015.

(B)	Fair value adjustment to inventories – Adjustment reflects an increase to cost of sales of €72 million as a result of the preliminary increase in the fair value of inventory acquired in the Combination, which will not have a continuing impact on the income statement of Orange.

(C)	Combination-related expenses – Adjustment reflects an increase of €119 million for the additional Combination-related expenses expected to be incurred by White, Olive and Black of €85 million, €31 million and €3 million, respectively. In addition to the €119 million, for the year ended 31 December 2015, White, Olive and Black incurred Combination-related expenses of €41 million, €17 million and €2 million, respectively, as reflected in the historical audited consolidated income statements. These Combination-related expenses will not have a continuing impact on the income statement of Orange.

(D)	Finance costs – As discussed in Note 4(G), Orange will finance the Cash Consideration using a combination of cash on hand and the Debt Financing.

The pro forma adjustment to finance costs reflects the additional finance costs that would have been incurred during the historical period presented assuming the Debt Financing had occurred as of 1 January 2015. The pro forma adjustment to finance costs for the Debt Financing is as follows (in millions, except interest rate):

Composition of new borrowings and related finance costs	Weighted Average Interest Rate	Borrowings	Finance costs for the year ended 31 December 2015
Orange Debt Financing	1.0%	€3,200	€32
Amortisation of new debt issuance costs			20

Total interest on new Debt Financing			52
Less: Black historical finance costs(1)			(6)

Pro forma adjustment to finance costs			€46

(1)	Black’s historical finance costs excludes €1 million of finance costs related to capital lease obligations, which will be assumed by Orange.

(E)	Income tax expense (benefit) – Adjustment reflects the income tax impact of the pro forma adjustments made to the unaudited pro forma condensed combined income statement, whereby Orange estimated the tax rate at 28.5%, which approximates a blended statutory tax rate, based on revenue mix, for the tax jurisdictions where the certain assets acquired and liabilities assumed reside. The effective tax rate of Orange could be materially different from the rate presented in this Unaudited Pro Forma Condensed Combined Financial Information.

NOTE 9 - SIGNIFICANT ACCOUNTING POLICIES TO BE ADOPTED BY ORANGE

The following is a summary of the significant accounting policies to be adopted by Orange in preparing its consolidated financial statements for the year ending 31 December 2016:

Basis of Presentation and Consolidation

The consolidated financial statements of Orange are prepared in accordance with IFRS EU.

Orange’s consolidated financial statements include all entities that Orange controls. Orange controls an entity when the group is exposed to, or has rights to, variable returns from its involvement with the entity and has the ability to affect those returns through its power to direct the activities of the entity.

All significant intercompany accounts and transactions are eliminated in consolidation. Orange’s fiscal year ends on 31 December.

Use of Estimates

The consolidated financial statements include estimates and assumptions made by management that affect reported amounts. Actual results could differ materially from those estimates.

Net Sales

Orange recognises net sales when all of the following conditions are met: (1) the amount of revenue can be reliably measured; (2) it is probable that future economic benefits will flow to Orange; (3) the significant risks and rewards of ownership of the products have passed to the buyer, usually on delivery of the goods; (4) Orange retains neither continuing managerial involvement to the degree usually associated with ownership nor effective control over the goods sold and (5) the costs incurred or to be incurred in respect of the transaction can be measured reliably. For product sales, these conditions generally occur when the products are delivered to or picked up by customers and, in the case of full-service vending, when cash is collected from vending machines. Revenue is stated net of sales discounts and marketing and promotional incentives paid to customers.

Orange records value added taxes (“VAT”) on a net basis (i.e., excluded from net sales) and records excise taxes and taxes on packaging on a gross basis (i.e., included in net sales).

Customer Marketing Programs and Sales Incentives

Orange participates in various programs and arrangements with customers designed to increase the sale of its products. Among these programs are arrangements under which allowances can be earned by customers for attaining agreed-upon sales levels or for participating in specific marketing programs.

Under customer programs and arrangements that require sales incentives to be paid in advance, Orange amortises the amount paid over the period of benefit or contractual sales volume. When incentives are paid in arrears, Orange accrues the estimated amount to be paid based on the program’s contractual terms, expected customer performance and/or estimated sales volume.

Franchisor Support Arrangements

Orange participates in various funding programs supported by TCCC or other franchisors or licensors (as applicable) whereby Orange receives funds from its franchisors or licensors (as applicable) to support customer marketing programs or other arrangements that promote the sale of the franchisors’ or licensors’ (as applicable) products. Under these programs, certain costs incurred by Orange are reimbursed by the applicable franchisor or licensor. Payments from TCCC and other franchisors or licensors (as applicable) for marketing programs and other similar arrangements to promote the sale of products are classified as a reduction in cost of sales, unless Orange can overcome the presumption that the payment is a reduction in the price of the franchisors’ or licensors’ (as applicable) products. Payments for marketing programs are recognised as product is sold.

Shipping and Handling Costs

Shipping and handling costs related to the movement of finished goods from Orange’s manufacturing locations to its sales distribution centres are included in cost of sales on the consolidated income statement. Shipping and handling costs incurred to move finished goods from Orange’s sales distribution centres to customer locations are included in selling and distribution expenses on the consolidated income statement. Customers do not pay Orange separately for these shipping and handling costs.

Share-Based Compensation

Orange recognises compensation expense equal to the grant-date fair value for all share-based payment awards that are expected to vest. For awards not subject to performance conditions, this expense is generally recorded on a straight-line basis over the requisite service period for each separately vesting portion of the award. If an award is subject to performance conditions, Orange recognises expense when it becomes probable that the performance related to the share-based payment awards is recorded in general and administrative expenses. Orange determines the grant-date fair value of its share-based payment awards for each separately vesting tranche using a Black-Scholes model, unless the awards are subject to market conditions, in which case Orange uses a binomial-lattice model (e.g., Monte Carlo simulation model). The Monte Carlo simulation model utilizes multiple input variables to estimate the probability that market conditions will be achieved.

Earnings Per Share

Orange calculates its basic earnings per share by dividing profit for the year by the weighted average number of shares and participating securities outstanding during the period. Orange’s diluted earnings per share are calculated in a similar manner, but include the effect of dilutive securities. To the extent these securities are antidilutive, they are excluded from the calculation of diluted earnings per share. Share-based payment awards that are contingently issuable upon the achievement of a specified market or performance condition are included in Orange’s diluted earnings per share calculation in the period in which the condition is satisfied.

Cash and Cash Equivalents

Orange’s cash and cash equivalents include cash and short-term, highly liquid investments with maturity dates of less than three months when acquired that are readily convertible to cash and which are subject to an insignificant risk of changes in value. Orange continually assesses the counterparties and instruments used to hold cash and cash equivalents, with a focus on preservation of capital and liquidity. Bank overdrafts are classified as current portion of borrowings in the consolidated balance sheet.

Trade Accounts Receivable

Orange sells its products to retailers, wholesalers and other customers and extends credit, generally without requiring collateral, based on its evaluation of the customer’s financial condition. While Orange has a concentration of credit risk in the retail sector, management believes this risk is mitigated due to the diverse nature of the customers it serves, including, but not limited to, their type, geographic location, size and beverage channel. Collections of Orange’s receivables are dependent on each individual customer’s financial condition and sales adjustments granted after the balance sheet date.

Orange carries its trade accounts receivable at net realisable value. Trade accounts receivable terms vary but typically have terms from 30 to 60 days and do not bear interest. Recoverability of trade accounts receivable is reviewed on an ongoing basis. The carrying amount of trade accounts receivable is reduced through the use of an allowance account and the amount of the loss is recognised in the consolidated income statement. Orange also carries credit insurance on a portion of its accounts receivable balance.

Inventories

Orange values its inventories at the lower of cost or net realisable value, and cost is determined using the first-in, first-out (“FIFO”) method. Inventories consist of raw materials and supplies (primarily including concentrate, other ingredients and packaging) and finished goods, which also include direct labour and indirect production and overhead costs. Cost includes all costs incurred to bring inventories to their present location and condition. Net realisable value is the estimated selling price in the ordinary course of business, less the estimated costs necessary to complete and sell the inventory.

Property, Plant and Equipment

Property, plant and equipment is recorded at cost. Major property additions, replacements and betterments are capitalised, whilst maintenance and repairs that do not extend the useful life of an asset or add new functionality are expensed as incurred. Land is not depreciated, as it is considered to have an indefinite life. For all other property, plant and equipment, depreciation is recorded using the straight-line method over their respective estimated useful lives.

Gains or losses arising on the disposal or retirement of an asset are determined as the difference between the carrying amount of the asset and any proceeds from its sale. Major refurbishment costs are capitalised as part of total acquisition cost. Routine maintenance and repair costs are expensed as incurred. Leasehold improvements are amortised using the straight-line method over the shorter of the remaining lease term or the estimated useful life of the improvement.

Orange assesses, at each reporting date, whether there is an indication that an asset may be impaired. If any indication exists, Orange performs an impairment test to estimate the potential loss of value that may reduce the recoverable amount of the asset to below its carrying amount. Useful lives and residual amounts are reviewed annually and adjustments are made prospectively as required.

For property, plant and equipment, Orange assesses annually whether there is an indication that previously recognised impairment losses no longer exist or have decreased. If such indication exists, a previously recognised impairment loss is reversed only if there has been a change in the assumptions used to determine the asset’s recoverable amount since the last impairment loss was recognised, and only up to the recoverable amount or the original carrying amount net of depreciation that would have been incurred had no impairment losses been recognised.

Intangible Assets

Intangible assets are measured initially at cost of acquisition or production. After initial recognition, intangible assets are carried at cost less accumulated amortization and any accumulated impairment.

Orange capitalises certain development costs associated with internally developed software, including external direct costs of materials and services and payroll costs for employees devoting time to a software project. Capitalised costs for software integral to related hardware is included within property, plant and equipment. When capitalised software is not integral to related hardware it is treated as an intangible asset. Costs incurred during the preliminary project stage, as well as costs for maintenance and training, are expensed as incurred.

Franchise agreements contain performance requirements and convey to us the rights to distribute and sell products of the licensor within specified territories. Franchise intangible assets are assigned indefinite lives and are therefore not amortised, but are tested for impairment at the cash-generating unit level annually or more frequently if events or changes in circumstances indicate that it might be impaired. For definite lived intangible assets, amortization is recorded using the straight-line method over their respective estimated useful lives. Definite lived intangible assets are assessed for impairment whenever there is an indication that the intangible asset may be impaired.

For intangible assets, Orange assesses annually whether there is an indication that previously recognised impairment losses no longer exist or have decreased. If such indication exists, a previously recognised impairment loss is reversed only if there has been a change in the assumptions used to determine the asset’s recoverable amount since the last impairment loss was recognised, and only up to the recoverable amount or the original carrying amount net of depreciation that would have been incurred had no impairment losses been recognised.

Business Combinations and Goodwill

Business acquisitions are accounted for using the acquisition method at the acquisition date, which is the date on which control is transferred to Orange.

The cost of acquisition is measured as the aggregate of the consideration transferred, measured at acquisition date fair value, and the amount of any non-controlling interest in the acquiree. For each business acquisition, Orange measures the non-controlling interest in the acquiree either at fair value or at the proportionate share of the acquiree’s identifiable net assets. Acquisition related costs are expensed as incurred.

Goodwill is initially measured at cost, being the excess of the aggregate of the consideration transferred and the amount recognised for net identifiable assets acquired and liabilities assumed. If the fair value of the net assets acquired is in excess of the aggregate consideration transferred, the gain is recognised in the consolidated income statement. Goodwill is not subject to amortisation and is tested annually for impairment, or more frequently if events or changes in circumstances indicate that it might be impaired. Impairment losses relating to goodwill cannot be reversed in future periods.

Provisions

Provisions are recognised when Orange has a present obligation (legal or constructive) as a result of a past event, it is probable that an outflow of resources embodying economic benefits will be required to settle the obligation and a reliable estimate can be made of the amount of the obligation. When some or all of a provision is expected to be reimbursed, the reimbursement is recognised as a separate asset, but only when the reimbursement is virtually certain. The expense relating to a provision is presented in the consolidated income statement.

If the effect of the time value of money is material, provisions are discounted using a current pre-tax rate that reflects, when appropriate, the risks specific to the liability. When discounting is used, the increase in the provision due to the passage of time is recognised as a finance cost.

Taxes

Income tax is determined by using the comprehensive balance sheet method of accounting for income taxes which recognises current and future tax consequences of transactions and events, and future tax consequences of future recovery or settlement of the carrying amount of Orange and its subsidiaries assets and liabilities.

Current income tax

Current income tax assets and liabilities for the current period are measured at the amount expected to be paid to or recovered from taxation authorities. The tax rates and tax laws used to compute the amount are those that are enacted or substantively enacted, at the reporting date in the countries where Orange and/or its subsidiaries operate.

Current income tax relating to items recognised directly in equity is recognised in equity and not in the consolidated income statement. Management periodically evaluates positions taken in the tax returns with respect to situations in which applicable tax regulations are subject to interpretation and establishes provisions where appropriate.

Deferred tax

Deferred tax is determined by identifying the temporary differences between the tax bases of assets and liabilities and their carrying amounts for financial reporting purposes at the reporting date. Deferred tax liabilities are recognised for all taxable temporary differences, except:

•	When the deferred tax liability arises from the initial recognition of goodwill or an asset or liability in a transaction that is not a business combination and, at the time of the transaction, affects neither the accounting profit nor taxable profit or loss; or

•	In respect of taxable temporary differences associated with investments in subsidiaries, branches and associates and interests in joint ventures, when the timing of the reversal of the temporary differences can be controlled by Orange and/or its subsidiaries and it is probable that the temporary differences will not reverse in the foreseeable future.

Deferred tax assets are recognised for all deductible temporary differences, carry forward of unused tax credits and unused tax losses, to the extent that it is probable that taxable profit will be available against which the deductible temporary differences, and the carry forward of unused tax credits and unused tax losses can be utilized, except:

•	When the deferred tax asset relating to the deductible temporary difference arises from the initial recognition of an asset or liability in a transaction that is not a business combination and, at the time of the transaction, affects neither the accounting profit nor taxable profit or loss; or

•	In respect of deductible temporary differences associated with investments in subsidiaries, branches and associates and interests in joint ventures, deferred tax assets are recognised only to the extent that it is probable that the temporary differences will reverse in the foreseeable future and taxable profit will be available against which the temporary differences can be utilized.

The carrying amount of deferred tax assets is reviewed at each reporting date and reduced to the extent that it is no longer probable that sufficient taxable profit will be available to allow all or part of the deferred tax asset to be utilized. Unrecognised deferred tax assets are reassessed at each reporting date and are recognised to the extent that it has become probable that future taxable profits will allow the deferred tax asset to be recovered.

Deferred tax assets and liabilities are measured at the tax rates that are expected to apply in the year when the asset is realised or the liability is settled, based on tax rates (and tax laws) that have been enacted or substantively enacted at the reporting date.

Foreign Currency Translation

For the unaudited pro forma financial statements as presented above, the IFRS EU reclassified and adjusted balance sheets and income statements of White and Black are translated from U.S. Dollars into Orange’s Euro presentation currency using currency exchange rates in effect at the end of reporting period and at average annual currency exchange rates, respectively.

The foreign currency translation accounting policy to be adopted by Orange in preparing its financial statements for the year ending 31 December 2016 is as follows: The assets and liabilities of Orange’s foreign operations are translated from local currencies into Orange’s Euro reporting currency at currency exchange rates in effect at the end of each reporting period. Gains and losses from the translation of Orange’s results are included in reserves in the consolidated balance sheet. Revenues and expenses are translated at average monthly currency exchange rates. Gains and losses arising from currency exchange rate fluctuations on transactions denominated in a currency other than the local functional currency are included in other nonoperating expense (income) on the consolidated income statement.

Fair Value Measurements

The fair values of Orange’s cash and cash equivalents, accounts receivable and accounts payable approximate their carrying amounts due to their short-term nature. The fair values of Orange’s debt instruments are estimated based on debt with similar maturities and credit quality and current market interest rates. The estimated fair values of Orange’s derivative instruments are calculated based on market rates to settle the instruments. These values represent the estimated amounts Orange would receive upon sale or pay upon transfer, taking into consideration current market rates and credit risk.

Financial instruments that are measured subsequent to initial recognition at fair value are grouped into Levels 1 to 3 based on the degree to which the fair value is observable.

•	Level 1 - Quoted prices in active markets for identical assets or liabilities;

•	Level 2 - Observable inputs other than quoted prices included in Level 1. Orange values assets and liabilities included in this level using dealer and broker quotations, certain pricing models, bid prices, quoted prices for similar assets and liabilities in active markets, or other inputs that are observable or can be corroborated by observable market data; or

•	Level 3 - Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. This includes certain pricing models, discounted cash flow methodologies and similar techniques that use significant unobservable inputs.

Derivative Financial Instruments

Orange utilizes derivative financial instruments to mitigate its exposure to certain market risks associated with its ongoing operations. The primary risks that Orange seeks to manage through the use of derivative financial instruments include currency exchange risk, commodity price risk and interest rate risk. All derivative financial instruments are recorded at fair value on the consolidated balance sheets. Orange does not use derivative financial instruments for trading or speculative purposes. While certain of Orange’s derivative instruments are designated as hedging instruments, it also enters into derivative instruments that are designed to hedge a risk, but are not designated as hedging instruments (referred to as an “economic hedge” or “non-designated hedges”). Changes in the fair value of these non-designated hedging instruments are recognised in the expense line item on the consolidated income statement that is consistent with the nature of the hedged risk. Orange is exposed to counterparty credit risk on all of its derivative financial instruments. Orange has established and maintained strict counterparty credit guidelines and entered into hedges only with financial institutions that are investment grade or better. Orange continuously monitors counterparty credit risk and utilizes numerous counterparties to minimize its exposure to potential defaults. Orange does not require collateral under these agreements.

Employee Benefit Plans

Orange operates a number of defined benefit and defined contribution pension plans in its territories. The defined benefit plans are made up of both funded and unfunded pension plans. The assets of funded plans are generally held in separate trustee administered funds and are financed by payments from employees and/or Orange. The cost of providing benefits is determined using the projected unit credit method, with actuarial valuations being carried out at the end of each reporting period. All remeasurements of Orange’s defined benefit obligation such as actuarial gains and losses and return on plan assets are recognised directly in reserves. Orange presents service costs within cost of sales, selling and distribution expenses and general and administrative expenses in the consolidated income statement. Prior service costs are recognised immediately within cost of sales, selling and distribution expenses and general and administrative expenses in the consolidated income statement. Net interest cost is presented within finance costs or finance income, as applicable, in the consolidated income statement. The projected benefit obligation recognised in the consolidated balance sheet represents the present value of the defined benefit obligation as of the end of each reporting period.